SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM N-8A

                 NOTIFICATION OF REGISTRATION FILED PURSUANT TO
               SECTION 8(a) OF THE INVESTMENT COMPANY ACT OF 1940


     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:  Eaton Vance Limited Duration Income Opportunity Fund

Address of Principal Business Office:
        The Eaton Vance Building
        255 State Street
        Boston, MA  02109

Telephone Number:  (617) 482-8260

Name and address of agent for service of process:
        Alan R. Dynner
        The Eaton Vance Building
        255 State Street
        Boston, MA  02109

Check Appropriate Box:
     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A: YES [X] NO [ ]

                                                SIGNATURE

     Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in the City of Boston and Commonwealth of Massachusetts on the 2nd day of July, 2003.

                                                EATON VANCE LIMITED DURATION
                                                INCOME OPPORTUNITY FUND


                                                By:  /s/ Thomas E. Faust Jr.
                                                     --------------------------
                                                     Thomas E. Faust Jr.
                                                     President

Attest:  /s/ Alan R. Dynner
         ---------------------
         Alan R. Dynner
         Secretary